UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

XL GROUP Public Limited Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee previously paid with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.
	(3)	Filing Party:
	(4)	Date Filed:

Dear Colleagues,

Today we announced that we are proposing to change our place of incorporation to Bermuda from Ireland. You can find a copy of our press release attached as well as a FAQ document.

Now, you’d be right to ask, why this move now, after having moved to Ireland in 2010? First and foremost, we believe this is a natural step for us following the integration of XL, with its long history in Bermuda, and Bermuda-based Catlin. And, importantly, we have concluded with the regulator in Ireland that the regulator in Bermuda, the Bermuda Monetary Authority (BMA), would be best situated to serve as XL’s group wide supervisor and to approve XL’s internal capital model.

Not only is Bermuda known as “the world’s risk capital” and is home to the underwriting operations of many major (re)insurance companies, recently it became only the second non-EU country to gain full equivalence with the EU Solvency II regulations. All of which means that Bermuda’s regulatory regime, led by the BMA, is viewed as being fully equivalent to regulatory standards applied to EU (re)insurance companies and groups in accordance with the requirements of Solvency II. And, the BMA has a deep familiarity with our operations as it already serves as the regulator of our largest operating subsidiary.

In terms of timing and next steps, we expect to submit the proposal for redomestication to our shareholders in the next several months and hope to complete the transaction in the third quarter of 2016. The proposal is subject to receipt of necessary regulatory approvals, approval by our ordinary shareholders, satisfaction of other conditions and sanctioning by the High Court of Ireland.

We will update you on the progress of this initiative as soon as we can. Meanwhile, rest assured that we expect this proposed move to have no material impact on our business activities. XL shares will continue to trade on the New York Stock Exchange and we expect to remain included in the S&P 500 Index. Further, we do not expect this move to impact our financial results or our global tax rate. And, we do not expect this move to have a material impact to colleagues in Ireland as we plan to maintain our operations in Dublin.

We’re very pleased to be making this proposal. We believe it is both a natural step for our Company and will benefit our clients, partners and shareholders alike.

Best,

Mike

Important Information for Shareholders

In connection with the proposed redomestication, XL has filed a preliminary proxy statement with the SEC, and XL will provide the definitive proxy statement to its shareholders when available. Security holders are urged to read the definitive proxy statement regarding the proposed redomestication when it becomes available because it will contain important information. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by XL with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other related documents may also be obtained for free by accessing www.xlgroup.com, clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

XL and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the redomestication. You can obtain information about XL’s executive officers and directors in XL’s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and the proxy statement for the 2015 annual general meeting filed with the SEC on March 20, 2015, respectively. You can obtain free copies of these documents by contacting XL or accessing its website as noted above.

This document is for informational purposes only and is not a substitute for the definitive proxy statement regarding the proposed redomestication that XL intends to file with the SEC. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities.